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EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/05/02	Investors: Media:	Mary Healy, Walt Riker,	630/323-6429 630/623-7318

GREENBERG RETIRES, CANTALUPO NAMED McDONALD'S CHAIRMAN AND CEO

OAK BROOK, IL—Jack M. Greenberg, Chairman and Chief Executive Officer (CEO) of McDonald's Corporation announced today his decision to retire after 21 years of service to the company, effective the end of this year. As a result, the Board of Directors elected Jim Cantalupo, formerly Vice Chairman and President, to succeed him as Chairman of the Board and CEO, effective January 1, 2003.

As part of this senior leadership transition, the Board also elected Charlie Bell, currently President of McDonald's Europe, to the position of President and Chief Operating Officer, McDonald's Corporation, and named Jim Skinner to be Vice Chairman of the corporation. Both Bell and Skinner will report directly to Cantalupo.

In addition to Cantalupo's re-appointment to the Board, Charlie Bell was also named a director of the Board today. Both appointments are effective January 1, 2003.

In announcing his retirement, Greenberg said, "It's never easy to leave something that has brought so much professional and personal satisfaction into your life. Certainly that is how I feel about my decision to step down as McDonald's Chairman and CEO. But in every company's history, there is a time when it is appropriate to pass the baton and give a new management team the opportunity to lead, and that time has come at McDonald's. I have tremendous respect for Jim Cantalupo. He is a good friend and business partner, as well as a talented and committed executive who will do a tremendous job leading McDonald's. As I prepare to turn the page to the next chapter of my life, I want to thank the Board, our franchisees, our suppliers and all of our employees for making these past twenty-one years rewarding."

In assuming leadership of McDonald's, Cantalupo said, "I want to congratulate Jack Greenberg on his outstanding career at McDonald's. I also want to say that I'm excited at becoming Chairman and CEO of this great company and leading us into a great future. We have challenges ahead, but I am extremely confident in our ability to succeed. I am confident, because I believe in the strength of our brand and the commitment of our people. The management changes we have announced today, combined with the talent and experience of the leadership team in place, is a solid foundation. Together, working with our colleagues in the McDonald's System, we will grow the business for the benefit of our stakeholders."

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Cantalupo, 59, who rejoins the McDonald's Board after a brief absence, is a 28 year veteran of McDonald's, having joined the company in 1974 as a controller. He was promoted to vice president in 1974 and senior vice president in 1981. In 1987, he was appointed President of McDonald's International, and eventually Chairman and CEO of McDonald's International, where he earned a well-deserved reputation as the architect of McDonald's international business success.

Bell, 42, has been responsible for the company's nearly 6,000 European restaurants since 2001. He began his McDonald's career in Sydney, Australia. He progressed quickly through the ranks, becoming Australia's youngest store manager at age 19. He became an operations vice president at 29, and was subsequently appointed Vice President of Marketing in 1990. Three years later, he was named CEO of McDonald's Australia, where his combined operations and marketing focus produced some of the best results in the McDonald's system. He led McDonald's Australia for seven years until joining the corporate management team in Oak Brook as President of the company's Asia/Pacific/Middle East & Africa Group.

"I am extremely proud to take on these new worldwide responsibilities," Bell said. "It's the culmination of a lot of hard work with a lot of great people. I started as a crew person at age 15, and benefited from a lifetime of the training and career development at McDonald's. And today, like hundreds of thousands of people all over the world, I'm just one example of the opportunity that exists within our system—and my goal is to make every crew person, restaurant manager and franchisee in our system proud of what they do to serve our 46 million customers a day."

Skinner, 58, becomes Vice Chairman after serving as President and Chief Operating Officer of the McDonald's Restaurant Group. Previously, he served as President and Chief Operating Officer of McDonald's—Europe/Asia/Pacific and Middle East, and prior to his promotion in 2001, he was President of McDonald's Europe. Skinner began his career with McDonald's in 1971 as a restaurant manager and has held numerous positions in the U.S. company, including director of field operations, market manager, and regional vice president and U.S. zone vice president.

McDonald's is the world's leading and best-known food service retailer with about 30,000 restaurants serving 46 million customers each day.

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